Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-182948) of TransUnion Holding Company, Inc. and in the related Prospectus of our report dated February 25, 2013, with respect to the consolidated financial statements and schedules of TransUnion Holding Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

February 25, 2013